UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2025

NIGHTFOOD HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-55406	46-3885019
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 White Plains Road - Suite 500

Tarrytown, New York 10591

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 291-7778

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 31, 2025, Nightfood Holdings, Inc. (“NGTF” or the “Company”) completed the acquisition of Skytech Automated Solutions Inc., a Delaware corporation (“Skytech”), pursuant to a Share Exchange Agreement (the “Agreement”) entered into by and among the Company, Skytech, and all of the shareholders of Skytech (the “Sellers”). Under the terms of the Agreement, the Company acquired from the Sellers all of the issued and outstanding shares of common stock, $10.00 par value pe share, of Skytech in exchange for shares of NGTF’s Series C Preferred Stock, $0.001 par value per share (“Series C Preferred Stock”). As a result of the transaction, Skytech became a wholly owned subsidiary of the Company.

The total consideration for the acquisition was $6,200,000, which consisted of 10,000 shares of NGTF’s Series C Preferred Stock (the “Exchange Shares”) issued to the Sellers, pro rata, at the closing of the transaction, and additional shares of Series C Preferred Stock issuable to the Sellers if certain future revenue targets are met by Skytech (the “Earnout Shares”). The Earnout Shares will be issued based on annual revenue performance for future fiscal years and are subject to defined thresholds of $5 million, $10 million, $25 million, and $50 million in annual revenue. The amount of Earnout Shares to be issued, if any, will be calculated based on the Company’s 30-day volume-weighted average trading price and a conversion ratio specified in the Agreement.

In addition to the Exchange Shares and potential Earnout Shares, the Agreement provides that management of Skytech are eligible to receive performance-based equity awards of the Company’s common stock, $0.001 par value per share. The equity awards are contingent on the achievement of certain revenue and EBITDA milestones and will be calculated based on the Company’s trading price at the time such performance milestones are met.

Pursuant to the Agreement, each of the Sellers has agreed not to transfer or sell any of the Exchange Shares for a period of six (6) months following the closing, subject to certain limited exceptions. The Series C Preferred Stock issued to the Sellers is junior to the Company’s Series B Preferred Stock with respect to dividends, liquidation rights, and other preferences.

The Agreement contains customary representations, warranties, covenants, and indemnification provisions. The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. The issuance of the Exchange Shares and any future Earnout Shares to the Sellers was made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder, as transactions not involving a public offering.

Item 7.01. Regulation FD Disclosure.

On April 1, 2025, the Company issued a press release announcing the completion of its acquisition of Skytech and highlighting the strategic rationale and expected benefits of the transaction. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The Company has determined that the acquisition of Skytech does not meet the significance thresholds under Rule 3-05 of Regulation S-X and, therefore, the Company is not required to file financial statements under this item.

(b) Pro Forma Financial Information

The Company has determined that the acquisition of Skytech does not meet the significance thresholds under Rule 3-05 of Regulation S-X and, therefore, the Company is not required to file pro forma financial information under this item.

(d) Exhibits

Exhibit Number	Description
2.1*	Share Exchange Agreement, dated March 31, 2025.
99.1	Press release, dated April 1, 2025, announcing the acquisition of Skytech Automated Solutions Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	The schedules and exhibits to the Share Exchange Agreement, dated March 31, 2025, have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 2, 2025

NIGHTFOOD HOLDINGS, INC.

By:	/s/ Lei Sonny Wang
Name:	Lei Sonny Wang
Title:	Chief Executive Officer